UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 21, 2012

ASIA GREEN AGRICULTURE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-53343	26-2809270
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province,
China	353500
(Address of principal executive offices)	(Zip Code)

(+86) 0599-2335520
(Registrant's telephone number, including area code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This Current Report on Form 8-K is filed by Asia Green Agriculture Corporation, a Nevada corporation (which we may refer to as “we”, “us”, “our” or the “Company”), in connection with the matters described herein:

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (a) The Company received the resignation of the Company’s current Chief Financial Officer and Corporate Secretary, Mr. Tsang Yin Chiu Stanley, effective as of September 21, 2012.

     (b) The Board of Directors of the Company has appointed Mr. Chin Hon Siang Alex as the successor Chief Financial Officer and Corporate Secretary, effective as of September 21, 2012. Since 2010, Mr. Chin, age 42, served as the Chief Finance Manager of Dukang Distillers Holdings Limited, a distillery company listed on the Singapore Stock Exchange and the Taiwan Stock Exchange. From 2002 until 2010, Mr. Chin served as the Chief Financial Officer of United Food Holdings Limited, a food producer and supply company listed on the Singapore Stock Exchange. Mr. Chin received a Bachelor of Commerce in Accounting and Finance from Monash University in Australia, and he is a certified public accountant in Australia. Neither of the foregoing corporations is affiliated with the Company, and Mr. Chin is not related to any director or officer of, nor has he conducted any related party transactions with, the Company.

     (c) The Company entered into an employment agreement with Mr. Chin dated September 21, 2012 for a term of one (1) year, under which Mr. Chin’s base annual salary is US$129,032 (using an exchange rate of HK$7.75 per United States dollar as of September 21, 2012), and a discretionary bonus in conformity with the Company’s customary practices for executive compensation as determined by the Board of Directors based on Mr. Chin’s and the Company’s performance. In addition, Mr. Chin is eligible to participate in the same benefit plans as the Company’s other executive employees, and if he is terminated by the Company without cause or resigns from the Company for good reason, Mr. Chin will receive a cash severance package of twelve (12) months’ salary, subject to fulfillment of certain conditions.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GREEN AGRICULTURE CORPORATION

By:	/s/ CHIN HON SIANG ALEX
Name: Chin Hon Siang Alex
Title: Chief Financial Officer

Date: September 21, 2012